Exhibit 10.3

July 26, 2025

Dear Mr. Suckling:

On behalf of 180 Life Sciences Corp., a Delaware corporation (the “Company”), I am pleased to extend to you an offer to join the Company’s Board of Directors (the “Board”), effective upon approval of your appointment by the Board of Directors. This offer is contingent upon (i) your completion of the enclosed Officers, Directors, Managers and Principal Stockholders Questionnaire and Supplemental Questionnaire for Director Nominees, (ii) your confirmation of the enclosed Policy on Insider Trading and Policy on Control and Disclosure of Confidential Information, and (iii) formal approval of your appointment by the Board.

The Company’s current schedule includes approximately four regular meetings of the Board, which are currently held via Zoom, plus additional special meetings as called by the Board from time to time which usually take place via Zoom. In addition to your attendance at Board meetings, we expect to take advantage of your expertise by reaching out to you for advice and counsel between meetings. To the extent that you are appointed as a member of the Audit Committee, you will need to meet at least quarterly with the other members of the committee.

As a member of the Board, you will owe fiduciary duties to the Company and its stockholders, such as the duty of care, duty of loyalty and the duty of disclosure, which include protecting Company proprietary information from unauthorized use or disclosure.

The following summarizes the compensation that will be provided to you effective upon your appointment to the Board, and subject to approval by the Board:

Cash Fees: Initially, your cash compensation will consist of $350,000 per year as an annual retainer fee for serving on the Board which compensation shall be paid monthly. There is an expectation that you will serve as an independent Board member and that you will serve on at lease one committee. All such appointments are subject to the Board’s discretion. The Company does not pay incremental fees for attendance of Board meetings or telephone/Zoom conferences but will reimburse you for reasonable travel expenses for attending in-person Board meetings and other Board-related expenses, subject to compliance with the Company’s reimbursement policies.

The compensation set forth above is subject to change from time to time in the future as determined by the Board. In addition, the Company’s option plan outlines change in control provisions, termination rights, and other matters related to the option grants.

Enclosed are the following documents for your completion:

•	Officers, Directors, Managers and Principal Stockholders Questionnaire and Supplemental Questionnaire for Director Nominees; and

•	Policy on Insider Trading and Policy on Control and Disclosure of Confidential Information

This offer is submitted to you with the understanding that you will tender your resignation as a member of the Board in the event that you are not in compliance with the Company’s then applicable policies, codes or charters (including those set forth above). Should you accept this offer, you are representing to us that you (i) do not know of any conflict which would restrict your ability to serve on the Board and (ii) will not provide the Company with any documents, records, or other confidential information in violation of the rights of other parties.

Consistent with the Company’s governing documents, while the Board has authority to appoint you as a member of the Board, your continued service on the Board will be subject to stockholder approval at the next annual meeting of stockholders relating to the applicable Class of Directors to which you are appointed. Nothing in this offer should be construed to interfere with or otherwise restrict in any way the rights of the Company and the Company’s stockholders to remove any individual from the Board at any time in accordance with the provisions of applicable law.

You will also be entitled to indemnification for your services as a Board member in accordance with the Company’s standard form of indemnification agreement, a copy of which will be provided to you upon your appointment, and the governing documents of the Company.

You are free to end your relationship as a member of the Board at any time and for any reason. In addition, your right to serve as a member of the Board is subject to the provisions of the Company’s charter documents.

The terms in this letter agreement supersede any other agreements or promises made to you by anyone, whether oral or written, and comprise the final, complete and exclusive agreement between you and the Company regarding your service on the Board. Nothing in this letter should be construed as an offer of employment.

While you serve on the Board, you will be expected to notify the Company’s legal department of any conflicts of interests that may arise with respect to the Company.

I hope that you will accept our offer to join the Company’s Board of Directors and look forward to a productive future relationship. If you agree with the above, please indicate your agreement with these terms and accept this offer by signing and dating this letter below.

Sincerely,

/s/ Blair Jordan
Blair Jordan
Chief Executive Officer

Acknowledged and Agreed:

/s/ Andrew Suckling
Andrew Suckling

Date: July 26, 2025

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